UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 20, 2015 (May 18, 2015)
CELANESE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-32410	98-0420726

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
222 West Las Colinas Blvd. Suite 900N, Irving, TX 75039
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (972) 443-4000

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
In connection with its first quarter results, on April 16, 2015, Celanese Corporation (the “Company”) announced that the Company had been re-aligned around two value drivers, the Acetyls Chain, which includes the Company’s Acetyl Intermediates and Industrial Specialties segments, and Materials Solutions, which includes the Company’s Advanced Engineered Materials and Consumer Specialties segments. On May 20, 2015, the Company announced that it had appointed Patrick D. Quarles and Scott M. Sutton to serve as Executive Vice President and President, Acetyls Chain and Integrated Supply Chain (“Acetyls President”) and Executive Vice President and President, Materials Solutions, respectively, effective June 1, 2015 (the “Effective Date”).
Mr. Quarles, 48, has 25 years of experience in the chemical industry. For the past 17 years, Mr. Quarles held various management positions of increasing responsibility at LyondellBasell Industries, including most recently serving as Executive Vice President of the Intermediates and Derivatives segment and the Supply Chain and Procurement functions. Mr. Sutton, 51, has 25 years of experience in the chemical industry. He joined the Company in August 2013. Mr. Sutton most recently served as the Company’s Co-Lead, Materials Solutions, Vice President and General Manager, Engineered Materials and Vice President of Supply Chain, with overall accountability for global manufacturing and capital. Prior thereto, he was the Company’s Vice President of acetic acid and anhydride. Prior to joining the Company, Mr. Sutton was the President and General Manager of Chemtura Agrosolutions, a division of Chemtura Corporation, from February 2011 until July 2013. Mr. Sutton also served as the Business Manager of tank construction for Landmark Structures from August 2008 until January 2011. Prior thereto, Mr. Sutton held positions of increasing responsibility with Albemarle Corporation.
Mr. Quarles and the Company entered into a letter agreement, dated May 18, 2015, describing certain terms of his employment, including base salary, annual bonus opportunity, initial equity awards and long-term incentive awards, all as further described below. Mr. Quarles will receive an annual salary of $600,000. Pursuant to the Company’s 2015 annual performance bonus plan, Mr. Quarles will have an opportunity to earn an annual cash incentive award for 2015 with a target value equal to 80% of his respective eligible earnings. Similar to other senior executives within the Company, the actual award can range from 0% to 300% of the target value of his eligible earnings, with 0% to 200% based on business performance modifiers and 0% to 150% based on an individual performance modifier. In addition, as an inducement to Mr. Quarles accepting the Acetyls President position and to further align his interests with those of our stockholders, he will be entitled to an equity award of time-vesting restricted stock units (“RSUs”) with a grant date fair value equal to approximately $3,000,000. The RSUs will be granted pursuant to the terms of the Company’s 2009 Global Incentive Plan as of the Effective Date. One-third of the RSUs will vest each year for three successive years beginning on the grant date. Mr. Quarles will also be eligible for long-term incentive compensation in the form of annual grants of equity awards under the Company’s Long-Term Incentive Program. The annual grants will be subject to the Executive Vice President-level hold requirements in effect at the time of the grant. Mr. Quarles’ initial annual grant, a performance-vesting restricted stock unit like other senior executives, will have an aggregate target value of $1,200,000 as of the Effective Date.
In addition, Mr. Quarles and Mr. Sutton will be eligible for severance benefits under the Company’s Executive Severance Plan, which provides a lump sum payment in the case of a termination without cause that is not covered by the Change-in-Control Agreement discussed below equal to a 1.5 multiple of base salary and bonus.
Mr. Quarles will also be eligible to enter into the Company’s standard form of Change-in-Control Agreement for senior executives, which provides a lump sum payment in the case of a termination of employment without cause (or a termination by the executive with good reason as defined in the Change-in-Control Agreement) within two years after a change-in-control of two times the sum of (i) the executive’s then annualized base pay and (ii) the higher of such executive’s most recent target bonus and the average of such executive’s cash bonuses for the most recent three years, plus medical coverage for two years following termination. There is no tax gross-up, and Mr. Quarles may be required to accept lesser benefits upon a change-in-control, if necessary to eliminate certain excise taxes, assuming a reduction in these benefits would result in a greater after tax amount. The Change-in-Control Agreement contains certain non-compete and non-solicit provisions that are in effect for two years following termination.
Mr. Quarles will be entitled to vacation, relocation assistance (as offered to all new employees) and other employee benefits under standard Company policies.
The Company has not entered into an employment agreement with Mr. Quarles or Mr. Sutton, and there are no arrangements or understandings between Mr. Quarles or Mr. Sutton and any other person pursuant to which he was appointed as an executive officer of the Company. Additionally, there are no family relationships between Mr. Quarles or Mr. Sutton and any director or executive officer of the Company.

A copy of the press release issued on May 20, 2015 announcing Mr. Quarles’ and Mr. Sutton’s appointments is furnished as Exhibit 99.1.
Item 9.01    Financial Statements and Exhibits
(d) Exhibits

Exhibit Number
Description

99.1	Press Release dated May 20, 2015.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELANESE CORPORATION
By:	/s/ James R. Peacock III
Name:	James R. Peacock III
Title:	Vice President, Deputy General Counsel and Corporate Secretary

Date:	May 20, 2015
INDEX TO EXHIBITS

Exhibit Number
Description

99.1	Press Release dated May 20, 2015.